Exhibit 99.1

Health Net, Inc.

Unaudited Pro Forma Consolidated Financial Statements

The following unaudited pro forma consolidated financial information has been prepared to reflect the December 11, 2009 sale of all of the outstanding shares of capital stock of the Acquired Companies. At the closing of the transaction, affiliates of United also acquired membership renewal rights for the Health Net Life Insurance Company’s health care business in the states of Connecticut and New Jersey. The details of the disposition are described in Item 2.01 of this Current Report.

In connection with the closing of the disposition of the Company’s Northeast Operations, Health Net of the Northeast, Inc. (a wholly owned subsidiary of the Company) has entered into administrative services agreements with United and certain of its affiliates (collectively, the “ASA”). Under the terms of the ASA, the Company will continue to manage the business of the Acquired Companies until all members are either transitioned to legacy United entities or non-renewed. The ASA is expected to be in effect for approximately two years following the closing of the disposition (“Transition Period”). In compensation for the Company’s provision of ASA services, United will pay to the Company certain defined billable expenses incurred by the Company.

Pursuant to the Stock Purchase Agreement (“SPA”) dated July 20, 2009, United will pay the Company the Acquired Companies’ adjusted tangible net equity (“ATNE”) determined at the date of closing, plus $60 million referred to as the initial membership payment and additional contingent consideration based on the number of the legacy Company members that transfer to legacy United entities. Additionally, the SPA requires United and the Company to make quarterly payments to each other which are based on the Acquired Companies’ net income (loss) during the term of the ASA adjusted for certain specified items, including tax expenses (benefits), investment income and the profit (loss) related to the Acquired Companies’ Medicare product (“quarterly net payments”). The ATNE is estimated to be approximately $462 million at September 30, 2009. The fair value of the additional contingent consideration is estimated to be approximately $101 million.

In connection with the SPA, ASA and other related agreements, the Company identified and valued the following elements: (i) the Acquired Companies’ stock, (ii) a covenant not to compete, (iii) a guarantee of certain tax obligations, and (iv) the service obligations defined in the ASA. Based on the estimated fair values, the Company allocated approximately $60 million of the expected consideration to be received from United to the ASA service obligations and $5 million of the guarantee. The Company recorded the $60 million related to the ASA as deferred revenue and will recognize the deferred revenue as earned over the term of the ASA. The $5 million related to the fair value of the guarantee will be recognized as the fair value of the guarantee changes. The remaining expected consideration was allocated to the fair value of the Acquired Companies’ stock. For purposes of calculating the gain or loss resulting from the sale of the Acquired Companies, the Company’s policy is not to recognize contingent consideration until received; therefore, the fair value of the contingent consideration was excluded from the loss on sale and the contingent consideration will be recognized as received. The loss on sale at closing is estimated to be approximately $100 million and such estimate is subject to change.

At closing, the Company received $290 million of the estimated ATNE and will receive the remaining estimated $172 million in two installments to be paid by United annually on the first and second anniversary of the closing date. The $172 million was discounted at 16% (which was derived based on weighted average cost of capital) and the discount will be accreted to income on an effective yield basis based on the payment terms. The total discount was approximately $34 million. Also, at closing, the Company received the $60 million referred to as the initial membership payment. The estimated contingent consideration is expected to be received during the two year period subsequent to the closing.

During the three and nine month periods ended September 30, 2009 (“third quarter”), the Company determined that the disposition was probable and classified the Acquired Companies’ assets and liabilities as held for sale. In connection with the determination that the disposition was probable, the Company was required to reassess its operating and reporting segments and reallocate its goodwill. As a result of the reassessment, the Company determined it had three reporting segments versus the two previous segments. The three reporting segments are: West Operations, Northeast Operations and Government Contracts. The Company also determined that it was required to reallocate its goodwill based on the new reporting segments and assess whether the goodwill and other long lived assets in each of the new reporting segments was impaired. The Company determined that the goodwill in the Northeast Operations was impaired and recorded a charge of approximately $137 million. Additionally, during the third quarter, the Company recorded an impairment charge of approximately $23.4 million related to the equipment that will be used by the Company to administer the ASA and $4.2 million related to long-lived asset held for sale. And, during the third quarter, the Company recorded a $6 million charge related to the fair value of the assets and liabilities held for sale exceeding their carrying value.

The Acquired Companies will be deconsolidated from the Company; however, due to the Company’s significant continuing involvement required by the SPA and ASA, the initial deconsolidation of the Acquired Companies will not be accounted for and reported as discontinued operations.

The Company is continuing to evaluate the impact of the disposition on its operating results during the Transition Period, including the expected reduced profitability as a result of the wind down costs and severance costs expected to be incurred as the Company reduces its workforce and operations related to the administration of the ASA.

Health Net, Inc.

Unaudited pro forma consolidated statement of operations

For the fiscal year ended December 31, 2008

(Amounts in thousands, except per share, PMPM and ratio data)

		Pro forma adjustments
	Historical	Northeast Operations sold		Other adjustments		Pro forma statement of operations
Revenues:
Health plan services premiums	$12,392,006	$(2,672,112	)(a)	15,885	(e)	$9,735,779
Government contracts	2,835,261	-		-		2,835,261
Net investment income	91,042	(24,537	)(a)	-		66,505
Administrative fees and other income - Northeast operations	-	-		508,726	(b)	508,726
Administrative services fees and other income	48,280	(15,600	)(a)	21,785	(d)	54,465

Total revenues	15,366,589	(2,712,249)		546,396		13,200,736

Expenses:
Health plan services	10,762,657	(2,233,050	)(a)	15,885	(e)	8,545,492
Government contracts	2,702,573	-		-		2,702,573
General and administrative	1,291,059	(340,143	)(a)	-		950,916
Administrative expenses and other - Northeast operations	-	-		458,100	(c)	458,100
Selling	360,381	(93,015	)(a)	-		267,366
Depreciation and amortization	59,878	(24,942	)(a)	-		34,936
Interest	42,909	(1,516	)(a)	1,341	(f)	42,734

Total expenses	15,219,457	(2,692,666)		475,326		13,002,117

Income from operations before income taxes	147,132	(19,583)		71,070		198,619
Income tax provision	52,129	(7,631	)(h)	27,696	(h)	72,194

Net income	$95,003	$(11,952)		$43,374		$126,425

Net income per share:
Basic	$0.89					$1.19
Diluted	$0.88					$1.17

Weighted average shares outstanding:
Basic	106,532					106,532
Diluted	107,610					107,610

Pretax margin	1.0%					1.5%
Health plan services medical care ratio (MCR) (1)	86.9%					87.8%
Government contracts cost ratio (2)	95.3%					95.3%
General and administrative expense ratio (3)	10.4%					9.8%
Selling costs ratio (4)	2.9%					2.7%
Health plan services premiums per member per month (PMPM) (5)	$277.79					$258.24
Health plan services costs PMPM (5)	$241.27					$226.67

See accompanying notes to unaudited pro forma consolidated financial statements.

(1)	MCR is calculated as health plan services cost divided by health plan services premiums revenue.
(2)	Government contracts cost ratio is calculated as government contracts cost divided by government contracts revenue.
(3)	The general and administrative expense ratio is computed as general and administrative expenses divided by the sum of health plan services premium revenues and administrative services fees and other income.
(4)	The selling costs ratio is computed as selling expenses divided by health plan services premium revenues.
(5)	PMPM is calculated based on total at-risk member months and excludes administrative services only business member months.

Health Net, Inc.

Unaudited pro forma consolidated statement of operations

For the nine months ended September 30, 2009

(Amounts in thousands, except per share, PMPM and ratio data)

		Pro forma adjustments
	Historical	Northeast Operations sold		Other adjustments		Pro forma statement of operations
Revenues:
Health plan services premiums	$9,458,911	$(1,968,848	)(a)	$-		$7,490,063
Government contracts	2,349,934	-		-		2,349,934
Net investment income	72,444	(28,170	)(a)	-		44,274
Administrative fees and other income - Northeast operations	-	-		358,941	(b)	358,941
Administrative services fees and other income	33,857	(6,561	)(a)	16,339	(d)	43,635

Total revenues	11,915,146	(2,003,579)		375,280		10,286,847

Expenses:
Health plan services	8,174,802	(1,654,204	)(a)	-		6,520,598
Government contracts	2,232,369	-		-		2,232,369
General and administrative	1,006,549	(293,266	)(a)	-		713,283
Administrative expenses and other - Northeast operations	-	-		376,612	(c)	376,612
Selling	246,044	(68,058	)(a)	-		177,986
Depreciation and amortization	44,437	(15,288	)(a)	-		29,149
Interest	31,349	(790	)(a)	568	(f)	31,127
Asset impairment on Northeast Operations	170,570	(147,187	)(a)	(23,383	)(g)	-

Total expenses	11,906,120	(2,178,793)		353,797		10,081,124

Income from operations before income taxes	9,026	175,214		21,483		205,723
Income tax provision	12,873	67,054	(h)	8,221	(h)	88,148

Net (loss) income	$(3,847)	$108,160		$13,262		$117,575

Net (loss) income per share:
Basic	$(0.04)					$1.13
Diluted	$(0.04)					$1.13

Weighted average shares outstanding:
Basic	103,832					103,832
Diluted	103,832					104,340
Pretax margin	0.1%					2.0%
Health plan services medical care ratio (MCR) (1)	86.4%					87.1%
Government contracts cost ratio (2)	95.0%					95.0%
General and administrative expense ratio (3)	10.6%					9.5%
Selling costs ratio (4)	2.6%					2.4%
Health plan services premiums per member per month (PMPM) (5)	$295.73					$274.13
Health plan services costs PMPM (5)	$255.58					$238.65

See accompanying notes to unaudited pro forma consolidated financial statements.

(1)	MCR is calculated as health plan services cost divided by health plan services premiums revenue.
(2)	Government contracts cost ratio is calculated as government contracts cost divided by government contracts revenue.
(3)	The general and administrative expense ratio is computed as general and administrative expenses divided by the sum of health plan services premium revenues and administrative services fees and other income.
(4)	The selling costs ratio is computed as selling expenses divided by health plan services premium revenues.
(5)	PMPM is calculated based on total at-risk member months and excludes administrative services only business member months.

Health Net, Inc.

Unaudited pro forma consolidated balance sheet

As of September 30, 2009

(Amounts in thousands, except per share information)

		Pro forma adjustments
	Historical	Northeast Operations sold		Other adjustments		Pro forma balance sheet
ASSETS
Current Assets:
Cash and cash equivalents	$463,311	$-		$350,000	(j)	$813,311
Investments - available for sale (amortized cost: historical and pro forma — $1,282,865)	1,309,864	-		-		1,309,864
Premiums receivable, net of allowance for doubtful accounts (historical and pro forma — $6,391)	307,488	-		-		307,488
Amounts receivable under government contracts	224,495	-		-		224,495
Incurred but not reported (IBNR) health care costs receivable under TRICARE North contract	323,207	-		-		323,207
Other receivables	183,258	-		138,124	(j)	369,182
				47,800	(k)
Deferred taxes	101,043	-		(18,200	)(k)	82,843
Assets held for sale	848,601	(848,601	)(i)	-		-
Other assets	195,799	-		-		195,799

Total current assets	3,957,066	(848,601)		517,724		3,626,189

Property and equipment, net	136,819	-		-		136,819
Goodwill	611,886	-		-		611,886
Other intangible assets, net	29,478	-		-		29,478
Deferred taxes	44,119	-		-		44,119
Investments - available for sale, noncurrent (amortized cost: historical and pro forma — $13,772)	11,435	-		-		11,435
Other noncurrent assets	103,093	-		-		103,093

Total Assets	$4,893,896	$(848,601)		$517,724		$4,563,019

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Reserves for claims and other settlements	$951,778	$-		$-		$951,778
Health care and other costs payable under government contracts	61,037	-		-		61,037
IBNR health care costs payable under TRICARE North contract	323,207	-		-		323,207
Unearned premiums	124,828	-		-		124,828
Borrowings under amortizing financing facility	119,915	-		-		119,915
Liabilities held for sale	355,530	(355,530	)(i)	-		-
Accounts payable and other liabilities	529,740	-		65,000	(j)	594,740
Due to United	-	-		32,885	(j)	32,885

Total current liabilities	2,466,035	(355,530)		97,885		2,208,390

Senior notes payable	398,429	-		-		398,429
Borrowings under revolving credit facility	100,000	-		-		100,000
Other noncurrent liabilities	154,087	-		-		154,087

Total Liabilities	3,118,551	(355,530)		97,885		2,860,906

Commitment and contingencies

Stockholders’ Equity:
Preferred stock (historical and pro forma — $0.001 par value, 10,000 shares authorized, none issued and outstanding)	-	-		-		-
Common stock (historical and pro forma — $0.001 par value, 350,000 shares authorized; 144,051 shares issued)	144	-		-		144
Additional paid-in capital	1,184,761	-		-		1,184,761
Treasury common stock, at cost (historical and pro forma — 40,145 shares of common stock)	(1,368,854)	-		-		(1,368,854)
Retained earnings	1,940,253	(493,071	)(i)	390,239	(j)	1,867,021
				29,600	(k)
Accumulated other comprehensive income	19,041	-		-		19,041

Total Stockholders’ Equity	1,775,345	(493,071)		419,839		1,702,113

Total Liabilities and Stockholders’ Equity	$4,893,896	$(848,601)		$517,724		$4,563,019

See accompanying notes to unaudited pro forma consolidated financial statements.

Notes to unaudited pro forma consolidated financial statements:

1.	Basis of presentation

The unaudited pro forma consolidated statements of operations for the fiscal year ended December 31, 2008 and the nine months ended September 30, 2009 give effect to the disposition as if it had occurred on January 1, 2008. The unaudited pro forma consolidated balance sheet as of September 30, 2009 is presented as if the disposition occurred on September 30, 2009.

The unaudited pro forma consolidated financial information has been prepared based upon available information and management estimates; actual amounts may differ from these estimated amounts. The unaudited pro forma consolidated financial information is not necessarily indicative of the financial position or results of operations that might have occurred had the disposition occurred as of the dates stated above. The pro forma adjustments are described in the notes below.

The unaudited pro forma consolidated financial information should be read in conjunction with the Company’s Current Report on Form 8-K, in which this presentation is included, dated December 17, 2009, the audited financial statements and notes and related Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and the Company’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2009.

2.	Pro forma adjustments

(a)	Deduction of the Acquired Companies’ revenue and expenses from the Company’s historical results as a result of the disposition.

(b)	Reflects the following adjustments pursuant to the terms of the SPA and ASA:

(i)	The ASA’s administrative services fee. For the year ended December 31, 2008 and the nine months ended September 30, 2009, the administrative services fee would have totaled $253.1 million and $193.8 million, respectively.

(ii)	The quarterly net payments. For the year ended December 31, 2008 and the nine months ended September 30, 2009, the quarterly net payments would have totaled $207.7 million and $152.9 million, respectively. In addition, the SPA and the subsequent amendment to the SPA dated December 11, 2009 require United and the Company to make payments to each other related to the profit (loss) of the Acquired Companies’ Medicare product (“Medicare profit sharing”). For the year ended December 31, 2008, the amount represents the Company’s share of Medicare pre-tax operating results at 50% from Health Net of Connecticut, Inc., as defined in the SPA, subject to a maximum of $10 million of profit or loss. For the year ended December 31, 2008, the Medicare profit sharing would have totaled $3.2 million. The quarterly net payments are expected to be lower during the Transition Period as the Acquired Companies wind down their operations and the members transfer to legacy United entities.

(iii)	The amortization of the ASA deferred revenue. The deferred revenue is amortized into future income in proportion to the Acquired Companies’ estimated revenue during the Transition Period. For the year ended December 31, 2008 and the nine months ended September 30, 2009, the amortization would have totaled $44.8 million and $12.3 million, respectively.

(c)	Represents the historical selling, general and administration, depreciation and amortization incurred by the Acquired Companies. Because the Acquired Companies’ members will transfer to legacy United entities, these expenses are expected to be lower during the Transition Period.

(d)	Represents the accreted interest income arising from the discount on the two adjusted tangible net equity payments.

(e)	To adjust the premiums and claims related to the employee health benefits provided by the Acquired Companies to the Company’s employees for the year ended December 31, 2008.

(f)	To eliminate the interest expenses related to the Section 1307 intercompany note of Health Net Insurance of New York, Inc. in favor of the Company. This note was cancelled on the closing date of the disposition (i.e., December 11, 2009) as required by the SPA.

(g)	To exclude the nonrecurring impairment charge related to the equipment held and used by the Company to administer the ASA.

(h)	Represents the tax impact of pro forma adjustments based upon the statutory tax rates in effect during the year ended December 31, 2008 and the nine months ended September 30, 2009, respectively.

(i)	Elimination of the assets and liabilities held for sale related to the Acquired Companies (intercompany balances are excluded) from the Company’s historical net assets.

(j)	Reflects the effect of the disposition in addition to the elimination of the assets and liabilities held for sale as discussed in Note (i) above, including: (i) the cash proceeds of $350 million received at closing, (ii) the present value of the estimated two adjusted tangible net equity payments totaling $138.1 million to be received from Buyer, (iii) the fair value of $60 million allocated to the ASA and the fair value of $5 million allocated to the guarantees and indemnifications as deferred revenue, and (iv) the intercompany balances of $32.9 million being assumed by Buyer. The estimated pre-tax loss on sale assuming the disposition closed on September 30, 2009 is $102.8 million. This estimate is subject to change.

(k)	Reflects the tax benefit from the loss on the disposition as if the transaction took place on September 30, 2009. The estimated tax loss calculation includes factors for contingent payment streams that are based upon appraisals and internal valuations which are under review. The actual tax benefit at the actual close date may be different due to changes in estimates and activities after September 30, 2009.

3.	Other notes to unaudited pro forma financial statements

Use of proceeds

The Company is currently evaluating its options to maximize the return on the proceeds received from the disposition. Available options include share buyback, increased investment portfolio, debt pay-down, future acquisitions and other operational use. No pro forma adjustments related to the potential investment income on the cash proceeds are reflected in the pro forma results.

Transaction costs

Various transaction costs were incurred in connection with the disposition and were not included as part of the pro forma adjustments. Amounts incurred were $11.1 million and $0.9 million for the nine months ended September 30, 2009 and the year ended December 31, 2008, respectively